                            CROWN CASINO CORPORATION
                   4040 NORTH MACARTHUR BOULEVARD, SUITE 100
                              IRVING, TEXAS 75038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 4, 1996

To the Holders of Common Stock of
Crown Casino Corporation

     Notice is hereby given that the Annual Meeting of Stockholders of Crown Casino Corporation, a Texas corporation (the "Company"), will be held in accordance with its Bylaws at the Four Seasons Hotel and Resort, 4150 North MacArthur Boulevard, Irving, Texas 75038, on Friday, October 4, 1996, at 9:30 a.m., local time, for the following purposes:

     (a) To elect seven directors to serve for a term of one year and until their successors have been elected and qualified; and

     (b) To conduct such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on August 16, 1996, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

By Order of the Board of Directors.

/s/ EDWARD R. MCMURPHY

Edward R. McMurphy
Chairman of the Board,
President and Chief Executive Officer

August 26, 1996

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES.

                            CROWN CASINO CORPORATION
                   4040 NORTH MACARTHUR BOULEVARD, SUITE 100
                              IRVING, TEXAS 75038

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 4, 1996

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                            SOLICITATION OF PROXIES

     This Proxy Statement, which is first being mailed to stockholders on or about August 26, 1996, is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Crown Casino Corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Four Seasons Hotel and Resort, 4150 North MacArthur Boulevard, Irving, Texas 75038, on Friday, October 4, 1996, at 9:30 a.m., local time, and at any or all adjournments thereof. The address of the principal executive offices of the Company is 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038 and the Company's telephone number at such address is (214) 717-3423.

     The total cost of this solicitation will be borne by the Company. In addition to the U.S. mail, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and facsimile. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the Annual Meeting.

     Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the Annual Meeting by notifying in writing the Secretary of the Company, Mark D. Slusser, at the offices of the Company, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038, prior to the Annual Meeting date. In addition, if the person executing the proxy is present at the Annual Meeting, he may, but need not, revoke the proxy, by notice of such revocation to the Secretary of the Annual Meeting, and vote his shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein. Where no choice is specified, proxies will be voted FOR the election of the nominees for director named herein and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, with respect to any proposal other than the election of directors, abstentions and broker non-votes would have the effect of a vote against the proposal.

     Only stockholders of record at the close of business on August 16, 1996 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of common stock issued and outstanding on such record date is entitled to one vote. As of August 16, 1996, the Company had outstanding 11,344,559 shares of common stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of August 16, 1996, with respect to ownership of the outstanding common stock by (i) all persons known to the Company to own beneficially more than five percent (5%) of the outstanding common stock of the Company (whose address is shown), (ii) each director and nominee for director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table on page 5, and
(iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him.

                                                      Number of Shares              Percent
                   Name                              Beneficially Owned             of Class
                   ----                              ------------------             --------
Robert J. Kehl                                            1,061,667(1)                 9.3%
  Third Street, Ice Harbor
  Dubuque, Iowa 52004
Edward R. McMurphy                                          775,476(2)                 6.7%
  4040 N. MacArthur Blvd
  Suite 100
  Irving, Texas 75038
Gerald L. Adams                                             557,500(3)                 4.9%
Tilman J. Falgout, III                                      519,000(4)                 4.5%
Gerard M. Jacobs                                            343,061(5)                 3.0%
John David Simmons                                           42,150(6)                 *
David J. Douglas                                             35,000(7)                 *
Mark D. Slusser                                              50,000(8)                 *
All Directors and Executive                               3,383,854(9)                27.9%
  Officers as a Group (8 persons)

- - ---------------

 *  Less than 1%.

(1) Includes 956,667 shares and 100,000 shares subject to a presently exercisable stock purchase warrant, all issued in the name of Kehl River Boats, Inc., of which Mr. Kehl is president and a principal shareholder. Also includes 5,000 shares subject to non-qualified stock options.

(2) Includes 292,143 shares subject to presently exercisable incentive stock options.

(3)  Includes 7,500 shares subject to non-qualified stock options.

(4) Includes 32,500 shares subject to non-qualified stock options, 70,000 shares subject to presently exercisable incentive stock options, and 400,000 shares held in a corporation controlled by Mr. Falgout.

(5) Includes 2,300 shares held by a corporation controlled by Mr. Jacobs, 110,000 shares owned by Mr. Jacobs' spouse, 127,981 shares subject to presently exercisable stock purchase warrants, and 5,000 shares subject to non-qualified stock options.

(6)  Includes 40,000 shares subject to non-qualified stock options.

(7)  Includes 35,000 shares subject to non-qualified stock options.

(8) Includes 50,000 shares subject to presently exercisable incentive stock options.

(9) Includes an aggregate of 765,124 shares subject to presently exercisable stock options and/or warrants held by certain of the Company's directors and executive officers, or corporations over which they have significant influence, 402,300 shares held in corporations controlled by certain directors, 956,667 shares issued in the name of Kehl River Boats, Inc. of which a director is president and a principal shareholder, and 110,000 shares owned by a spouse of a director.

                                AGENDA ITEM ONE
                             ELECTION OF DIRECTORS

     Pursuant to the Bylaws of the Company, the Board of Directors has set the number of directors for the ensuing year at seven, all of whom are proposed to be elected at the Annual Meeting. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or election. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.

     Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     The following persons have been nominated for election to the Board of Directors.

     EDWARD R. MCMURPHY, age 45, has served as President of the Company since July 1984, as Chief Executive Officer since January 1988 and as Chairman of the Board of the Company since September 1993. He has been a director of the Company since its inception in April 1983. Prior to and during his involvement with the Company, Mr. McMurphy served as President of Marion Properties, Inc., a real estate development company, from 1979 to June 1986.

     TILMAN J. FALGOUT, III, age 47, has served as Executive Vice President and General Counsel of the Company since March 1995 and as a director of the Company since September 1992. From 1978 until June 1995, Mr. Falgout was a partner in the law firm of Stumpf & Falgout, Houston, Texas.

     JOHN DAVID SIMMONS, age 60, has served as a director of the Company since August 1986. Since 1970, he has been President of Condomart, Inc., a marketing consulting firm specializing in real estate marketing. Mr. Simmons is also President of Simmons & Associates, Inc., a real estate development company, and Management Resources Company, a management consulting firm.

     DAVID J. DOUGLAS, age 32, has served as managing director of Triple S Capital Corporation (investment banking firm) since February 1993. From July 1989 through January 1993, Mr. Douglas served as Vice President of Hatchett Capital Group, Inc. (investment banking firm). From 1986 through 1988, Mr. Douglas was employed by Paine Webber Incorporated, where he was promoted to Associate in 1988. Mr. Douglas has served as a director of the Company since September 1992.

     GERALD L. ADAMS, age 61, has been an entrepreneur for the past 30 years, starting, developing and operating a number of businesses primarily related to the shipping, trucking, and more recently, real estate industries. Mr. Adams currently owns and operates several companies, including TriRiver Dock, Inc. (stevedoring), Clover Ridge Estates, Inc. (residential construction), Barge Terminal Trucking, Inc. (trucking) and Adams Enterprises, Inc. (trucking and crane services). Mr. Adams has served as a director of the Company since October 1993.

     GERARD M. JACOBS, age 41, has been President, Chief Executive Officer and a Director of Metal Management, Inc., a company specializing in scrap metal, since January 1996 and has been the owner and President of Environmental Waste Funding Corporation, a company specializing in landfill development and finance, since 1991. From 1988 to 1991, Mr. Jacobs specialized in landfill development and finance as a sole proprietor. Mr. Jacobs is also a director and a substantial stockholder of Casper & Associates, Inc., an engineering firm specializing in fiber optic communications. From 1983 to 1988, Mr. Jacobs developed resource recovery, landfill and hydroelectric projects for the investment banking firm of Russell, Rea & Zappala, Inc., Pittsburgh, Pennsylvania. From 1978 to 1983, Mr. Jacobs practiced securities, corporate and banking law with the law firms of Reed, Smith, Shaw & McClay and Manion, Alder & Cohen, P.C., Pittsburgh, Pennsylvania. Mr. Jacobs has been a director of the Company since September 1994.

     ROBERT J. KEHL, age 61, has been an entrepreneur for the past 35 years, starting, developing and operating businesses primarily in the riverboat construction, gaming, riverboat touring and restaurant industries. Since 1993, Mr. Kehl has served as president of Kehl River Boats, Inc., a riverboat construction firm in Houma, Louisiana. Mr. Kehl, through companies owned or controlled by him, has built several riverboat vessels, many of which have been sold for use as riverboat gaming vessels. Mr. Kehl currently has interests in several companies involved in gaming and riverboat construction or operation. Mr. Kehl has been a director of the Company since September 1994.

                     COMMITTEES OF THE BOARD AND ATTENDANCE

     The Board of Directors of the Company presently has the following standing committees:

     (A) the Audit Committee is currently comprised of Messrs. Douglas, Kehl and Jacobs. The Audit Committee, which held one meeting during the Company's last fiscal year, is authorized to nominate the Company's independent auditors and to review with the independent auditors the scope and results of the audit engagement.

     (B) the Compensation and Stock Option Committee, currently comprised of Messrs. Adams, Douglas and Simmons. This Committee, which held four meetings during the Company's last fiscal year, recommends compensation levels for executive officers of the Company, and is authorized to consider and make grants of options pursuant to the Company's 1986 Incentive Stock Option Plan and 1991 Non-Qualified Stock Option Plan and to administer such plans.

     During the Company's last fiscal year, the Board of Directors held seven meetings and took action one time by unanimous written consent. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by the Committees of the Board on which he served.

     The Company does not have a Directors Nominating Committee, such function being reserved to the entire Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers, and persons who own more than 10% of the outstanding common stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended April 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with, except as follows: Messrs. Douglas, Jacobs, Simmons, Adams and Kehl, directors of the Company, each filed one report on Form 5 late, reporting one transaction (option grant); and Mr. McMurphy, Chairman of the Board, President and Chief Executive Officer, filed one report on Form 4 late, reporting one transaction.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and any other executive officer whose salary and bonus, if any, for fiscal 1996 exceeded $100,000 (the "Named Executive Officers") for the years ended April 30, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                    Annual Compensation              Compensation
- - ----------------------------------------------------------------------------------------------------
             Name and             Fiscal                            Other Annual
        Principal Position         Year      Salary      Bonus      Compensation     Stock Options
- - ----------------------------------------------------------------------------------------------------
Edward R. McMurphy                 1996     $304,583    $175,000         --                  --
  Chief Executive Officer          1995      162,500      70,000         --             250,000
  and President                    1994      156,410     100,000         --             275,000
Tilman J. Falgout, III(1)          1996     $201,667    $225,000(2)      --                  --
  Executive Vice President         1995           --          --         --             125,000
  and General Counsel
Mark D. Slusser                    1996     $148,542    $ 87,500         --                  --
  Chief Financial Officer,         1995       82,500      15,000         --              50,000
  Vice President Finance           1994       80,000      20,000         --              75,000
  and Secretary

- - ---------------

(1) Mr. Falgout was employed by the Company on March 9, 1995.

(2) Includes a $100,000 payment intending to reimburse Mr. Falgout for his losses and expenses incurred in resigning from a law firm in Houston, Texas and relocating to Dallas, Texas.

SEVERANCE AGREEMENTS

     In July 1996, the Board of Directors authorized the Company to enter into severance agreements with each of Mr. McMurphy, Mr. Falgout and Mr. Slusser, which agreements shall provide that in the event of a sale, merger, consolidation, change in control, or liquidation of the Company, or similar extraordinary corporate transaction causing a change in control, each such officer shall be entitled to 2.99 times the annual compensation paid to the executive as well as accelerated vesting of options under the Company's incentive stock option plan.

STOCK OPTION PLAN

     In 1986 the Board of Directors adopted the Company's 1986 Incentive Stock Option Plan ("1986 Plan") which was approved by the Company's stockholders. Pursuant to the 1986 Plan, options to purchase shares of the Company's common stock may be granted to employees of the Company, including the Named Executive Officers. During the fiscal year ended April 30, 1996 no options were granted under the 1986 Plan.

     The following table provides certain information concerning each exercise of stock options under the Company's stock option plans during the fiscal year ended April 30, 1996, by the Named Executive Officers and the fiscal year-end value of unexercised options held by such persons under the Company's stock option plans:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            Number of             Value of
                                                           Unexercised           Unexercised
                                                        Options at Fiscal     Options at Fiscal
                                                            Year-End              Year-End
                       Shares Acquired      Value         Exercisable/          Exercisable/
       Name              on Exercise       Realized       Unexercisable       Unexercisable(1)
- - -------------------    ---------------     --------     -----------------     -----------------
Edward R. McMurphy              --              --       267,143/150,000      $ 202,333/$    --
Tilman J. Falgout,
  III..............             --              --        82,500/ 75,000        18,828/      --
Mark D. Slusser....         18,000         $52,819        50,000/    --            -- /      --

- - ---------------

(1) The market value of the Company's common stock on April 30, 1996 was $2.00 per share, and options to purchase 194,643 shares held by the above officers were in-the-money. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company's common stock exceeds the exercise price when the options are exercised.

DIRECTOR COMPENSATION

     Effective May 1, 1995, non-employee directors of the Company receive a $20,000 annual retainer, $1,500 per Board meeting attended in person, and $500 per Committee meeting attended in person. Directors who are also employees of the Company do not receive separate compensation for their services as a director. In February 1991, the Board of Directors adopted the Company's 1991 Non-Qualified Stock Option Plan ("Non-Qualified Plan"), which was approved by the Company's stockholders in September 1991, pursuant to which options to purchase shares of the Company's common stock may be granted to directors, officers and key employees of the Company, including non-employee directors. On the last business day of February in each year, each then non-employee director of the Company is automatically granted an option to purchase 2,500 shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. However, pursuant to the terms of the Non-Qualified Plan, no options may be granted after February 1996. Options granted under the Plan are exercisable for a period of up to ten years. In the event that a director ceases to be a director of the Company for any reason, options granted to the director will expire upon the earlier to occur of (1) the tenth anniversary of the date of grant of the option, or (2) ninety days following the date on which such director ceased to be a director.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation and Stock Option Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company has a Compensation and Stock Option Committee ("Compensation Committee") which recommends compensation levels for the executive officers of the Company, including the Chief Executive Officer, and is authorized to consider and make grants of options pursuant to the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan and to administer such plans. The Compensation Committee held four meetings during fiscal 1996.

     During fiscal 1996 the Company had three executive officers, including Edward R. McMurphy, President and Chief Executive Officer; Tilman J. Falgout, III, Executive Vice President and General Counsel; and Mark D. Slusser, Chief Financial Officer, Vice President Finance and Secretary. The Company had an employment agreement with Mr. McMurphy which terminated on December 31, 1995, providing for an annual base salary of not less than $125,000 and awarding incentive stock options to Mr. McMurphy to purchase 30,000 shares, which options vested over a period of three years. The compensation of Mr. McMurphy as Chief Executive Officer contained in his employment agreement was based upon negotiations between Mr. McMurphy and the Board of Directors, in light of existing economic conditions generally and with respect to the Company's industry.

     Effective September 1, 1995 Mr. McMurphy's salary was set at $350,000 per annum by the Board of Directors, upon recommendation of the Compensation Committee. In determining such salary the Compensation Committee reviewed compensation levels of other chief executive officers in the gaming industry and considered Mr. McMurphy's recent performance. In particular the Compensation Committee considered Mr. McMurphy's success at leading the Company's Louisiana riverboat casino project in an unstable and highly competitive environment. Effective August 1, 1996 the Board of Directors, upon recommendation of the Compensation Committee, adjusted Mr. McMurphy's salary to $300,000 per annum as part of a more complete compensation package that established an ongoing bonus program (discussed below) which is tied to financial performance of the Company.

     The Compensation Committee considers from time to time the payment of bonuses to the executive officers in light of the performance of the Company and the effort made by the executive officers to promote the Company's business. In July 1996, the Board of Directors, with the approval of the Compensation Committee, approved a bonus to the Named Executive Officers in connection with their efforts and success in completing the sale of 50% of the Company's St. Charles Gaming Company, Inc. subsidiary ("SCGC") in June 1995 and the sale of the remaining 50% interest in SCGC in May 1996. The bonus was equal to the then current annual salary for each of Mr. McMurphy ($350,000), Mr. Falgout ($250,000) and Mr. Slusser ($175,000). One-half of the bonus amount was paid for the fiscal year ended April 30, 1996 and the other 50% was earned in May 1996 at the time of the sale of the remaining 50% interest in SCGC.

     The Board of Directors further authorized and adopted an annual bonus plan beginning with the fiscal year ending April 30, 1997 for the executive officers of the Company. The aggregate bonus amount shall be equal to five percent of the Company's consolidated earnings before income taxes (before the bonus calculation), calculated in accordance with generally accepted accounting principles. With respect to the fiscal year ending April 30, 1997, the calculation of the bonus shall not include the May 1996 gain from the sale of the remaining 50% interest of SCGC and the related management bonus.

     In July 1996, the Board of Directors also authorized the Company to enter into severance agreements with each of Mr. McMurphy, Mr. Falgout and Mr. Slusser, which agreements shall provide that in the event of a sale, merger, consolidation, change in control, or liquidation of the Company, or similar extraordinary corporate transaction causing a change in control, each such officer shall be entitled to 2.99 times the annual compensation paid to the executive as well as accelerated vesting of options under the Company's incentive stock option plan.

     The Compensation Committee believes that the foregoing agreements are reasonable and competitive compensation packages in the gaming industry necessary in order for the Company to retain the management expertise it needs.

     The Compensation Committee takes action from time to time, based upon guidelines and recommendations provided by the Board of Directors, to provide additional incentive compensation to the executive officers and other employees through the award of stock options under the Company's existing stock option plans. During fiscal 1996, the Company did not make an award of stock options to purchase shares of the Company's common stock to employees of the Company.

     The Company's future compensation policies will be developed in light of the Company's financial position and results of operations and with the goal of rewarding members of management for their contributions to the Company's success.

     DAVID J. DOUGLAS           JOHN DAVID SIMMONS          GERALD L. ADAMS

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the fiscal year end percentage change in the cumulative total stockholder return on the Company's common stock against (i) the cumulative total return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies) and (ii) a "peer group" index created by the Company for the period of five fiscal years commencing on May 1, 1991 and ending on April 30, 1996. The "peer group" index consists of the common stock of Grand Casinos, Inc., Argosy Gaming Company, Mirage Resorts, Incorporated, Harrah's Entertainment, Inc., Players International, Inc., Casino Magic Corp., President Riverboat Casinos, Inc., Circus Circus Enterprises, Inc., Showboat, Inc., and Rio Hotel & Casino, Inc. These corporations are involved in various aspects of the gaming industry, which the Company believes is a more appropriate comparative index. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on May 1, 1991.


                                    [GRAPH]


      Measurement Period             Company
    (Fiscal Year Covered)             Index        Market Index     Peer Index
4/30/91                                100.0           100.0           100.0
4/30/92                                 89.5           121.2           151.8
4/30/93                                 94.7           139.4           256.8
4/30/94                              1,273.7           155.1           268.6
4/29/95                                821.1           180.3           299.1
4/28/96                                326.3           257.0           387.1

     The dollar value at April 30, 1996 of $100 invested in the Company's common stock on May 1, 1991 was $326.32, compared to $387.14 for the peer group described above, and $257.03 for the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies).

                              CERTAIN TRANSACTIONS

     During fiscal 1996, Tilman J. Falgout, III, presently Executive Vice President and General Counsel and director of the Company, was a partner in the law firm of Stumpf & Falgout, Houston, Texas, which receives fees from the Company for legal services rendered on its behalf. During fiscal 1996, such firm earned fees totaling approximately $121,000 for services rendered to the Company.

     On June 11, 1996, the Company entered into a definitive Asset Purchase Agreement to acquire the assets and operations of Mississippi Belle II, Inc. ("MBII"), which owns a riverboat casino in Clinton, Iowa, for a purchase price of $40 million. The principal shareholders of MBII are the adult children of Robert J. Kehl, a director of the Company. In connection with the agreement, the Company is expected to enter into employment agreements with certain members of the Kehl family (other than Robert J. Kehl) whereby MBII's existing management will continue to operate the Clinton, Iowa facility. Closing of the transaction is subject to certain conditions including obtaining the approval of the Iowa Racing and Gaming Commission.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. served as the Company's independent auditors for the fiscal year ended April 30, 1996. The Company has not as yet executed an engagement letter with Coopers & Lybrand L.L.P. with respect to auditing the Company's financial statements for the fiscal year ending April 30, 1997, but expects to do so in due course.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions which stockholders might have. The Company knows of no direct or indirect material financial interest or relationship that members of this firm have with the Company.

                              REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996, as filed with the Securities and Exchange Commission, is available to stockholders who make written request therefor to the Secretary of the Company, Mark D. Slusser, at the offices of the Company, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company's expenses in furnishing such documents.

                             STOCKHOLDER PROPOSALS

     Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than April 27, 1997, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

     Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors.

/s/ EDWARD R. MCMURPHY

Edward R. McMurphy
Chairman of the Board,
President and Chief Executive Officer

August 26, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                            CROWN CASINO CORPORATION

        The undersigned stockholder(s) of Crown Casino Corporation, a Texas corporation, hereby appoints Edward R. McMurphy and Mark D. Slusser, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Stockholders of Crown Casino Corporation to be held on Friday, October 4, 1996 at 9:30 a.m. local time at the Four Seasons Hotel and Resort, 4150 North MacArthur Boulevard, Irving, Texas 75038, to vote the shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To elect seven directors for a term of one year and until their successors are elected and qualified:

             [ ] FOR all nominees listed below (except as indicated to
                 the contrary below)

             [ ] AGAINST AUTHORITY to vote for all nominees

                     Edward R. McMurphy          Tilman J. Falgout, III
                     John David Simmons          Gerald L. Adams
                     David J. Douglas            Gerard M. Jacobs
                     Robert J. Kehl

        If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:


- - --------------------------------------------------------------------------------

(2) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSAL 1 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                        Dated_____________________________, 1996


                                        ________________________________________
                                                      Signature

                                        ________________________________________
                                                      Signature

                                       (This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)